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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-3 of our report dated May 12, 1997 (August 20, 1997 as to Note 15), appearing in the Registration Statement on Form S-1, as amended, of Avis Rent A Car, Inc. dated September 23, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

New York, New York
January 28, 1998